Exhibit 99
News Release
[LOGO]	First Midwest Bancorp, Inc.		First Midwest Bancorp 300 Park Blvd., Suite 400 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE		CONTACT:	Steven H. Shapiro
(630) 875-7345
TRADED:	Nasdaq		www.firstmidwest.com
SYMBOL:	FMBI
		CONTACT:	James L. Roberts
[LOGO] CoVest Bancshares, Inc.			President and Chief Executive Officer
TRADED:	Nasdaq		(847) 294-6598
SYMBOL:	COVB

FIRST MIDWEST BANCORP SIGNS DEFINITIVE MERGER AGREEMENT TO ACQUIRE COVEST BANCSHARES

ITASCA AND DES PLAINES, IL, SEPTEMBER 11, 2003 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) and CoVest Bancshares, Inc. (Nasdaq: COVB) jointly announced today the execution of a definitive agreement for First Midwest to acquire CoVest. CoVest is a $624 million in assets bank holding company with three full-service offices located in the northwest suburbs of Chicago. The all-cash transaction is valued at $27.45 per CoVest share, or approximately $102.5 million in the aggregate.

"CoVest presents us with an exciting opportunity to expand our northwest Chicago suburban footprint and build on the acquisition of the O'Hare Financial Center completed earlier this year" said John O'Meara, President and Chief Executive Officer of First Midwest Bancorp. "We expect to move quickly to complete this acquisition and add CoVest's three strong branches to our existing suburban branch network. We also expect that the transaction will be accretive to 2004 earnings by an estimated $.06 per dilutive share."

"We are simply delighted that a quality organization like First Midwest will continue to serve our customers, communities, and employees with the same commitment as CoVest," said Jim Roberts, President and Chief Executive Officer of CoVest. "In addition to the cash consideration being offered to our stockholders, we are attracted to First Midwest's banking philosophies and ability to complete this merger quickly and seamlessly for all of our stakeholders."

Under the terms of the agreement, which has been approved by the Board of Directors of both companies, each CoVest stockholder will be entitled to receive $27.45 in cash for each share held. The price per share represents a multiple of 15.3 times CoVest's latest twelve months diluted earnings per share, 14.1 times consensus estimated earnings per share of CoVest for 2004, and 187.5% of CoVest's book value per share as of June 30, 2003.

The merger is expected to be completed in the fourth quarter of 2003, subject to customary closing conditions, including regulatory approvals and approval by CoVest's stockholders. William Blair & Company, L.L.C. is acting as advisor to CoVest, and Raymond James & Associates is acting as advisor for First Midwest.

First Midwest will conduct a conference call at 9:00 a.m. (Central Daylight Time) on Friday, September 12 to discuss the transaction. The event will be available in the investor relations section of First Midwest's web site at www.firstmidwest.com. The dial-in telephone number for the call is (U.S./Canada) 800-901-5217 or (International) 617-786-2964; passcode ID 67025593. Please call 10 to 15 minutes before the scheduled start of the teleconference. A replay of the call will also be available for 7 days, one hour after the event at the same web site address or by calling (U.S./Canada) 888-286-8010 or (International) 617-801-6888; passcode ID 90158441.A presentation by First Midwest that reviews this transaction is available in the investor relations section of First Midwest's web site at www.firstmidwest.com.

CoVest will be filing a proxy statement and other documents regarding the proposed transaction with the Securities and Exchange Commission (the "SEC"). CoVest stockholders are urged to read the proxy statement when it becomes available, because it will contain important information about the proposed transaction. When available, copies of this proxy statement will be mailed to CoVest stockholders, and it and other documents filed by CoVest with the SEC may be obtained free of charge at the SEC's web site at http://www.sec.gov, or by directing a request to CoVest at CoVest Bancshares, Inc., Paul A. Larsen, Secretary and Chief Financial Officer, 749 Lee Street, Des Plaines, IL 60016 or by calling (847) 294-6500.

CoVest and its directors may be deemed to be participants in the solicitation of proxies for CoVest to approve the proposed transaction. Information about the CoVest's directors is set forth in the proxy statement for its 2003 Annual Meeting of stockholders filed with the Commission. This document is available free of charge at the SEC's website at http://www.sec.gov and/or from CoVest's website at http://www.covestbanc.com. Additional information about the interest of the CoVest's directors in the merger may be obtained by reading the proxy statement regarding the proposed transaction when it becomes available.

First Midwest is the premier relationship-based banking franchise in the wealthy and growing suburban Chicago banking markets. As the largest independent bank holding company and one of the overall largest banking companies in the Chicago metropolitan area, First Midwest provides the full range of both business and retail banking, trust and investment management services. Following the transaction, First Midwest would be operating 70 offices serving forty-four communities primarily in suburban Chicagoland with total resources of approximately $7.2 billion.

As of June 30, 2003, CoVest Bancshares, Inc. had consolidated assets of $624 million. It is the bank holding company for CoVest Banc, a national bank servicing customers with three full-service offices located in Des Plaines, Arlington Heights and Schaumburg in the northwest suburbs of the greater Chicago area. The bank offers a wide range of retail and commercial banking services to the communities it serves. In addition, the bank provides other financial investments through its subsidiary, CoVest Investments, Inc.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in First Midwest Bancorp's and Covest's

2002 Form 10-K and other filings with the U.S. Securities and Exchange Commission. In addition, these forward-looking statements are also subject to the timing of the closing of the acquisition, the impact of mark-to-market adjustments required by purchase accounting and issues that may arise in connection with the integration of CoVest. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. Neither First Midwest nor Covest intends to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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